TIER TECHNOLOGIES
Moderator: Alex Hart

TIER TECHNOLOGIES

Moderator: Alex Hart
Tuesday, November 23, 2010
8:00 a.m. EST

Operator:
Good morning, and welcome to the Tier Technologies Fourth Quarter and FY 2010 Earnings conference call.

All lines have been placed on mute to prevent any background noise. After the speakers' remarks, there will be a question and answer session. If you would like to ask a question during this time, simply press star then the number 1 on your telephone keypad. If you would like to withdraw your question, press star then the number 2 on your telephone keypad.  Thank you.

Ms. Bowman, you may begin your conference.
Liz Bowman:
Good morning.  My name is Liz Bowman, Tier Technologies’ Assistant Controller and Director of SEC Reporting.   At this time, I would like to welcome everyone to the Tier Technologies’ earnings conference call for the fourth quarter and fiscal year ended September 30, 2010.  Today’s call is scheduled for one hour.

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Moderator: Alex Hart

After the market closed yesterday, we issued a press release announcing Tier's financial results for the fourth quarter and fiscal year ended September 30, 2010, and we filed a copy of the text of today’s call (not including the Q&A) and the accompanying presentation, which includes charts that will be referenced during the call.  A copy of these materials can be found in the Investor Relations section of our web site, www.tier.com.

We invite shareholders and analysts who wish to speak to management about the Company and its performance to schedule a meeting by contacting our CFO, Ron Johnston, by calling him at 571-382-1333 or by emailing him at rjohnston@tier.com.

A taped replay of this call will be available on the Company's web site from Tuesday, November 23rd, 2010 at 10:00 a.m. Eastern Time until Tuesday, December 7th, 2010 at 11:59 p.m. Eastern Time.  Alternatively, you can hear a replay by dialing 866-445-8304 and entering the conference ID number 9206454.

I want to remind you that various remarks that we make about the Company's future expectations, plans, and prospects constitute forward-looking statements for

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purposes of the Safe Harbor provisions under the Private Securities Litigation Reform Act of 1995.

The forward-looking statements discussed on this call represent management's current expectations about the Company's future financial performance based on the information available to us today.

This information may change and our actual results may differ materially from these forward-looking statements. We undertake no obligation to update any such forward-looking statements.

There are numerous risks and uncertainties that affect our business and may affect these statements, including but not limited to:  general economic conditions, which affect the Company’s financial results in all its markets, which we refer to as “verticals”, particularly the federal, state and local income tax and property tax verticals; the effectiveness and performance of the Company’s systems, payment processing platforms and operational infrastructure; failure to achieve anticipated gross margin levels due to unanticipated costs incurred in transaction-based projects; increasing competition; the Company's ability to realize revenues from

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its business development opportunities; changes in laws and government regulatory compliance requirements; ability to attract and retain qualified personnel; and other risk factors that are set forth in our SEC filings. In this call, references to “the quarter” or “the fourth quarter” refer to the quarter ended September 30, 2010 and references to the “year” or the “full year” refer to the fiscal year ended September 30, 2010.

In addition, today on the call Alex Hart will discuss our intention to conduct a Dutch Auction tender offer to purchase up to $10 million in our common stock, which was announced in our press release yesterday.  The tender offer will be made only pursuant to the offer to purchase, letter of transmittal, and related materials that the Company will distribute to its stockholders and file with the Securities and Exchange Commission.  Stockholders and investors should read carefully the offer to purchase, letter of transmittal, and related materials before making any decision with respect to the tender offer, because these materials will contain important information, including the various terms of, and conditions to, the tender offer.  Stockholders and investors may obtain a free copy of the tender offer statement on Schedule TO, the offer to purchase, letter of transmittal, and other documents that the Company will file with the Securities and Exchange Commission at the Commission’s

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website at www.sec.gov when these documents become available.  Stockholders may also request a copy of these documents, when they become available, from the Company at no cost by writing or telephoning the Company.

With me on the call today are Ron Johnston, our Chief Financial Officer, Keith Kendrick, our SVP of Strategic Marketing, and Alex Hart, our President and Chief Executive Officer.  We‘ll begin the call with Alex.  Alex.
Alex Hart:
Thank you, Liz, and good morning.  I’ve now been on the job for exactly 99 days, so I’d like to start by giving you an overview of the things I’ve learned and the actions I’ve taken thus far to get this company back on track.  Our financial results have obviously been very disappointing, and I know that I won’t be in this job for long if we don’t show meaningful improvement relatively soon.  Ron will go through the financial results in detail in a moment, but I’d like to start with the fundamental challenges that we face that have led to this poor performance and tell you what we’re doing to meet these challenges.  After Ron goes through the financials, I’ll also spend some time talking about the reasons that I’m excited about our longer term potential, and give you a sense for how we, and in turn, how you can assess whether

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or not we’re making progress.  We’ll conclude, of course, with Q & A.

First and foremost, I think it’s important to admit that we’ve made some fairly sizeable mistakes over the past few years.  We have a lot of great people; a number of strong, longstanding client relationships; and significant domain expertise in a profitable and growing segment of the bill payment business.  Unfortunately, we also momentarily lost sight of some important things: the fact that our clients and their customers are the reason that we exist, the idea that our associates expect and deserve to work in a respectful and collaborative environment for the benefit of our clients, and the realization that our investors deserve a meaningful return in exchange for the privilege of using their money to build the business.  In short, despite good intentions, I think we took our eyes off the ball.

The net result is that we have significant debts to repay: to our investors, to our clients, and to our associates.  I’d first like to address our relationship with the investment community.  As a public company, we have a responsibility to make the best decisions we can to generate a meaningful and sustainable return to our investors.  We may not always agree with each of our shareholders in terms of the best

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ways to achieve those goals, but they have every right to expect that we will consider their perspectives and explain the rationale behind our decisions in public forums such as this call.

One of the first questions I got after taking the helm here was whether or not we were going to do a stock buyback or utilize some other means of returning some of our cash to shareholders.  We currently have a 20 million dollar stock repurchase plan in place, and thus far we have purchased about 12 million dollars worth of our stock under the plan, but we clearly cannot buy enough stock as quickly as we would like to under the existing program.  We are therefore going to cancel the remainder of our existing plan and hold a Dutch auction tender offer to buy up to 10 million dollars worth of our common stock.

Some of you may look at our balance sheet and wonder why we’re not purchasing even more, but we frankly need to take a fairly conservative approach for the time being.  We currently have 63.1 million dollars in various forms of cash, cash equivalents, and investments in marketable securities.  Of that amount, 7.3 million dollars are restricted investments.  We need to have at least a 25 to 30 million dollar cash reserve to maintain our ability to use ACH processing.  After

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the ACH requirement, we will have approximately 24 to 29 million dollars in cash.  Of that amount, we need a healthy operating cushion while we figure out the true costs of operating and improving the business, especially in this environment, where companies like ours are finding it very difficult to secure bank loans on reasonable terms.   Given these considerations, we think that 10 million dollars is the most that we should use at the present time for a stock buyback.  That said, we will not be in a position to consider any meaningful acquisitions for the foreseeable future and we do not anticipate any significant improvements in the short term investment potential of our cash, so we will continue to assess our cash needs with an eye toward future purchases of our stock while it’s in an attractive price range.

Our debt to our clients is of equal concern.  We currently operate on three technology platforms.  We made some very well-intentioned decisions to forgo further investment in these legacy platforms while we worked on the platform consolidation project, but our relative lack of progress toward a unified system has meant a 12 to 18 month delay in rolling out some of the new products and services that both existing clients and new prospects are demanding.  The good news is that our market leadership position, especially in the government and higher education segments, has enabled us

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to retain the bulk of that demand.  Our immediate focus is on ensuring the continued reliability of our legacy platforms, completing the development of the products that will enable us to grow revenue at a more acceptable rate, and determining which products and which customer segments warrant the most aggressive investments down the road.  We also will devote some of our time and resources to determining which of the technological components we have built is worthy of continued investment and what new components need to be added to both leverage our existing capabilities and minimize customer disruption.

On the employee front, I would first like to thank those who have continued to work very hard to serve our clients over the past few years.  It sounds like it’s been a fairly tough environment and I’m both impressed with and grateful for the degree to which the majority of our employees have continued to do a great job.  Many of the folks who built the companies that combined to create Tier Technologies are still around and as committed as ever to building a great company.  At the same time, I have had to make some difficult decisions to part company with a few folks that were either miscast, or, in some cases, too battle fatigued to re-engage at the level we need now.  We’ve already promoted several talented but underutilized leaders in sales,

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operations, implementations, and information technology thus far, and we brought in a new Product Management exec, a gentleman named Atul Garg, whom I have worked with previously, to fill a big gap in our product development process.  These changes have already yielded a renewed sense of energy and enthusiasm in their respective organizations.  Our biggest immediate need is for a Chief Technology Officer who will be able to help us to build the product development capability we will need to capture the opportunities ahead of us.  A new CTO will also lead the design and the development of the platform architecture that we will need to achieve the operational leverage leading to sustainable margin growth.  We’ve made great progress in the CTO search but will not be in a position to make any announcements on that front for several weeks.

At this point I’d like to turn it over to Ron for a thorough review of the financials.  Ron.
Ron Johnston:
Thanks, Alex.

Results from Continuing Operations for the quarter reflected total revenues of $27.3 million, up 6.4% from the same quarter last year.

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During the quarter, we processed over $1.5 billion of payments, which represents an 11.7% increase versus the same quarter last year.  This increase was driven by a 25.8% increase in transaction volume.

EPS revenues for the quarter were $26.6 million.  Revenue growth of 7.3% in EPS was driven by increases in payments processed for educational institutions.  Revenues from our Education vertical grew 24.8%. We also experienced strong revenue growth in our Utility vertical.  Chart 4 provides a summary of net revenue for our EPS business.

Gross margin for Continuing Operations, which we calculate by subtracting our direct costs from our revenues, was 22.8% for the fourth quarter, which is 11.6% lower than the same quarter last year.  Gross margin in our EPS business was 22.1%, down approximately 290 basis points from the same period last year.

Overall margin reduction resulted from an approximate 40% reduction in our Wind-down business.

General and administrative expenses for Continuing Operations were $6.7 million for the quarter, up 31.5%

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compared to the same quarter last year.  The increase in G&A was attributable primarily to the accrual of severance expense expected to be paid to our former COO, recruiting costs for our CEO and CTO positions, increased business tax expenses on a state basis, as well as a one-time legal expense accrual reversed in the fourth quarter of FY 2009.

Selling and marketing expenses were $1.9 million for the quarter, up 54.3%, primarily due to increased advertising costs over the prior year as we expanded our marketing program to additional verticals, and increased partnership payments in our Education vertical.

For the fourth quarter, Tier reported negative adjusted EBITDA of ($2.1) million as compared with positive adjusted EBITDA from Continuing Operations of $1.1 million in the prior year quarter.  On a full year basis, we reported adjusted EBITDA from Continuing Operations of $1.4 million as compared with $3.0 million in the prior year.

Throughout this fiscal year we incurred several non-recurring expenses including severances of $1.6 million, legal and governance costs of $1.3 million and various miscellaneous costs aggregating to $0.7 million.  Without such one-time

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expenses, adjusted EBITDA from Continuing Operations would have approximated $5.0 million.

Our consolidated net loss per fully diluted share in the quarter was ($0.25) compared to a loss of ($0.06) per fully diluted share in the same quarter last year.

Please review the script and/or the accompanying charts for definitions of adjusted EBITDA and Net Revenues.
We define adjusted EBITDA from Continuing Operations as net income or loss from Continuing Operations before interest expense net of interest income, income taxes, depreciation and amortization and stock-based compensation in both equity and cash.  Charts 5 and 6 provide a reconciliation of net income (loss) from Continuing Operations to adjusted EBITDA from Continuing Operations for the three and twelve months ended September 30, 2010 and 2009.

Throughout this call, Tier may use the terms EPS Net Revenues and adjusted EBITDA from Continuing Operations, which are non-GAAP financial measures.  Tier’s management believes these measures are useful for evaluating performance against peer companies within our industry, and provide investors with additional transparency

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to financial measures used by management in its financial and operational decision making.  Non-GAAP financial measures should not be considered a substitute for the reported results prepared in accordance with GAAP.  Tier’s definition used to calculate non-GAAP financial measures may differ from those used by other companies.  We have compared our definition to other public companies and have found ours to be very consistent.

Financial highlights for the twelve months ended September 30, 2010 are as follows:  revenues from Continuing Operations were $130.2 million, up $2.0 million from the same period last year.  This growth was driven by our electronic payments business whose revenues were $127.2 million, up 3.2% over the same period last year.  The 3.2% revenue increase in our EPS business versus the same period last year was driven by growth in the number of transactions processed.  During the year EPS processed 18.7 million transactions and $7.8 billion in payment volume – an increase of 25.9% and 13.0% respectively, over the same period last year.  Chart 7 summarizes the EPS Revenue and transaction growth trends since fiscal year 2004.

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Moderator: Alex Hart

For the year, we reported a loss of ($6.2) million or ($0.34) per fully diluted share.  This compares with a loss of ($11.5) million or ($0.59) per fully diluted share in fiscal 2009. Details appear in Chart 8.

The Consolidated Balance Sheet appears on Chart 9; cash, restricted cash and cash equivalents and investable securities are $61.3 million as Alex mentioned earlier.  This number reflects a reduction of $8.2 million from the prior quarter because of reduction in net settlements payable and the quarterly loss. You will also note the reduction in investments in marketable securities of $31.2 million reflecting the liquidation of the Auction Rate Securities in July, 2010.

The Company’s headcount at September 30, 2010 was 220 employees and 23 contractors.

Lastly, I want to mention that our Form 10-K was filed after the market closed yesterday with the Securities and Exchange Commission.  We encourage all of you to review the statements and notes in order to better understand our current operations.

Now, Alex has a few concluding remarks.

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Alex Hart:
Thanks Ron.

There are obviously a number of explanations for our poor financial performance, some of which are beyond our control, but some of them are clearly things we can and will change.  We recently completed both a strategic review and the budgeting process, and while we don’t have perfect information, we feel confident that we are headed in the right direction.  We are specifically focused on four goals:

1. Make reliability a reality
2. Go where the payments are
3. Fund the future
4. Work together

Making reliability a reality is job one.  Our company has developed a reputation over the years for being a reliable partner and payment provider to the IRS and 4,600 direct billers in state and local government, higher education, and the utilities industry.  Unfortunately, our performance over the past few years has eroded the confidence that some of those billers have in us, but we’ve already begun the work to restore that confidence.  As you know, Tier Technologies

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was built through a series of acquisitions, including Official Payments Corporation (OPC), EPOS Corporation and most recently, ChoicePay, Inc.  As a result, we currently operate our business on multiple technology platforms.   We’ve already discussed the fact that we’ve expended a considerable amount of effort to consolidate those platforms over the last two years, but that effort has not been well received by our clients and has delayed our progress in other areas.  At this time, we have postponed all migration plans for current clients and instead, are focused on strengthening our existing platforms and making the necessary investments to provide competitive products on each of them.  We are developing these products as self-contained, reusable components wherever possible to minimize the amount of rework that might be required in the future.

The previous management team had focused all new development on the consolidated platform, and our lack of progress in that effort has left us at a competitive disadvantage.  Therefore, during fiscal 2011, we expect to focus our technology efforts on (1) increasing the stability, availability, and reliability of all three platforms, (2) maintaining industry-leading security and compliance capabilities, (3) retaining our existing clients by delivering the

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enhancements and new products that they have been asking us for, and (4) improving our fundamental infrastructure, including a review of any and all components that we might more efficiently outsource.

We expect to review our plans related to a consolidated platform by mid-year.   I believe that this renewed focus will move us a long way toward our goal of making reliability a reality.

Goal number two is to go where the payments are.  That sounds fairly straightforward, but we have a number of very talented associates that are capable of doing a lot of interesting things, and we’ve occasionally lost focus on the fact that we need to concentrate our efforts and our resources on the markets and the relationships that bring us the most value.

I came to Tier because I believe that the biller direct payment space will grow faster than the rest of the market.  As a veteran of the bank-centric bill payment model, I was already aware of the fact that the total US bill payment market, as illustrated in Chart  10, is quite large, roughly 4.5 trillion dollars annually.  My initial assumption was that the biller direct side of the business was growing at a rate fairly

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comparable to that of the bank consolidator business, but, in fact, our research, done in concert with the Aite Group this summer, indicates that the biller direct category is the fastest growing segment, as indicated in Chart 11.

I am an early adopter, proponent, and provider of electronic bill payment, so it’s easy for me to forget that there are still significant portions of the population that have not yet embraced electronic bill payment, but 68% of the bill payment volume as recently as 2009 was paid via cash or check.  We believe that the biller direct model has inherent competitive advantages as the population continues to move from checks and money orders to electronic forms of payment, in part due to the availability of newer forms of walk up and stored value based payments, both of which are a fundamental part of our strategy.

Billers have always preferred to maintain the primacy of their customer relationships, and many of them want to work with companies like Tier so that they can provide these services in a way that improves their cash flow, reduces their regulatory burdens, and reinforces the direct relationships they value.  And unlike banks, which generally limit customers to using funds on deposit as a form of payment, we provide our billers with the ability to accept a broad range

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of payment choices – credit, debit, ACH, and more—to meet the needs of their customers.

There are a number of attractive vertical markets within the biller direct space, but we will focus in the short term on the markets where we believe that we have relatively unique assets.  We recognize that we will probably need to broaden our vertical focus over the long term, but we will refocus our near term efforts on billers in the income tax, real property tax, higher education, and municipal utility markets.  A summary of our verticals and their growth rates appear in chart 12.  We serve well over 4,600 billers in all 50 states and the District of Columbia today, and we intend to both increase the number of billers we serve, and, just as importantly, to improve and broaden the relationships we have today in these large and growing markets.  Please refer to Chart 13.

We expect that this renewed focus will not only improve our standing with our core clients - the billers, but it will also improve our competitive offerings to consumers who are looking for more ways to pay their bills. Chart 14 shows the growing number of “My Account” registrations at our Official Payments website. Opt in registrations and the growing traffic our Web site is generating are indications that there is

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a strong interest in our service and real equity in our Official Payments brand, despite the fact that we have made relatively minimal investments in the user experience to date.

Our third goal is to fund the future through stronger expense management and more creative use of outside vendors and payment processing partners.  We have already begun creating a much more cost-conscious culture and will continue to manage costs in alignment with our strategy.  While we have achieved substantial headcount reductions and facilities consolidations over the last several years, including the closure of three of our data centers, between December of 2009 and July of 2010, I believe that more can be done.  We expect to improve profitability by growing revenues while aggressively managing expenses, though some areas may warrant increased investment as opportunities arise.  If so, we’ll explain our rationale for those investments and discuss the results we intend to achieve.

One of the areas that has not gotten the attention it deserves across all of our platforms is the category that includes a number of direct costs, primarily the interchange fees, payment processing fees, banking fees, dues and assessments we pay to the card companies that we partner

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with to provide payment services to our clients.  We have tended to focus on gross revenue generation, which is still important, but we need a renewed focus on net revenue and profitability as we grow the business.  With relentless focus on costs, vendor management, and higher margin payment choices, we can fund the future.

Lastly, we need to work together.   The corporate culture that I inherited was fundamentally broken, and, as I mentioned, some of our leaders were either so steeped in that culture or so battle fatigued from fighting it that we had to make some fairly immediate changes.  As I said earlier, we have a number of very talented, dedicated, and committed associates, and we will continue to look for ways to improve the efficiency of our organization and to supplement the great people we have today with additional talent that fits our new culture and brings expertise, especially in the payments arena, that we need to fully realize the great potential I see.

Before I open it up for questions, please note that we will not be providing additional information on the tender offer at this time – information about the offer will be contained in documents that will be filed with the SEC and mailed to stockholders.  And we are not giving revenue guidance at this time.  This is a tough economic environment and we

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simply do not have any way of predicting when tax-based revenues might return to traditional levels. While many states have balanced budget requirements, it is yet to be seen if legislators will raise taxes in the midst of continued high unemployment and concerns over the strength of the recovery.

One of our goals for FY2011 is to reduce our dependence on revenue from tax-related payments, but it is a growing segment in terms of transaction volume and will continue to be a very important part of our business. Transaction growth in general, which we believe will be about 10 percent this year, is one of the metrics that we will discuss on a regular basis since it is a reasonable proxy for the health and future revenue potential of the business.  Chart 7, which Ron Johnston referred to earlier, provides our current view of transaction growth for fiscal 2011.

We believe that our renewed focus on the needs of our investors, clients, and associates will result in significant improvement in the underlying fundamentals of the business and position Tier for a much more satisfying financial result in FY2012, but we currently believe that FY2011 will be a relatively flat year from an adjusted EBITDA perspective.  We will, of course, strive to do better than that, but there are

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a number of debts we need to repay to get the company growing in the right direction again, and failing to make those investments for the sake of better short term performance would likely lead to a much more uncertain future.

Thank you for your time and attention this morning.

At this time I’d like to open the call to Q&A.  Operator.
Operator:
At this time we will open the lines for Q&A.   If you would like to ask a question during this time, simply press star then the number 1 on your telephone keypad.  If you would like to withdraw your question, press star then the number 2 on your telephone keypad.  Thank you.

Liz Bowman:
Thank you, Alex.  As I mentioned at the beginning of this call a copy of the text of this call and accompanying Charts are posted in the Investor Relations section of our website at www.tier.com.  We invite shareholders and analysts who wish to speak to management about the Company and its performance to schedule a meeting by contacting our CFO, Ron Johnston, at 571-382-1333 or rjohnston@tier.com.  Thank you.  This concludes our earnings release call for FY2010 for Tier Technologies.

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Additional information concerning the tender offer and where to find it

This earnings script does not constitute an offer to buy or the solicitation of an offer to sell shares of Tier common stock.  The tender offer will be made only pursuant to the offer to purchase, letter of transmittal, and related materials that Tier will distribute to its stockholders and file with the Securities and Exchange Commission.  Stockholders and investors should read carefully the offer to purchase, letter of transmittal, and related materials before making any decision with respect to the tender offer, because these materials will contain important information, including the various terms of, and conditions to, the tender offer.  Stockholders and investors may obtain a free copy of the tender offer statement on Schedule TO, the offer to purchase, letter of transmittal, and other documents that Tier will file with the Securities and Exchange Commission at the Commission’s website at www.sec.gov when these documents become available.  Stockholders may also request a copy of these documents, when they become available, from Tier at no cost by writing or telephoning Tier at: Tier Technologies, Inc., Attention:  Legal Department, 11130 Sunrise Valley Drive, Suite 300, Reston, Virginia, 20191, Telephone:  (571) 382-1000.